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Exhibit 5.1

WOODBURN AND WEDGE
ATTORNEYS AND COUNSELORS AT LAW
SIERRA PLAZA
6100 NEIL ROAD, SUITE 500
RENO, NEVADA 89511-1149
TELEPHONE (775) 688-3000
FACSIMILE (775) 688-3088

Gregg P. Barnard
E-MAIL: gbarnard@woodburnandwedge.com
DIRECT DIAL: (775) 688-3025

May 19, 2005

Particle Drilling Technologies, Inc.
808 Travis, Suite 850
Houston, Texas 77002

Ladies and Gentlemen:

        This opinion is delivered in connection with a Registration Statement on Form S-1, (the "Registration Statement") of Particle Drilling Technologies, Inc., a Nevada corporation (the "Company"), relating to the registration of 14,131,538 shares of common stock, $0.001 par value per share, of the Company (the "Common Stock") of which 1,500,000 shares (the "Warrant Shares") may be issued upon exercise of those certain warrants issued to persons associated with the private placement of the Company's shares in February 2005 with an exercise price of $2.00 per share (the "Warrants"). As special Nevada counsel for the Company, we advise you as follows.

        In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance of the Common Stock, the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

        Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

        1.     The Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.

        2.     The Board of Directors of the Company has duly authorized the issuance of the Common Stock and that the Common Stock (other than the Warrant Shares) is duly authorized and validly issued, fully paid and non-assessable.

        3.     When issued by the Company in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We advise you that 250,000 shares of the Common Stock were issued by the Company in connection with that certain Agreement and Plan of Reorganization dated as of July 14, 2004, as amended, and the obligations assumed by the Company as stated therein, which Agreement and Plan of Reorganization and the first amendment thereto are filed as Exhibits 2.3 and 2.4 to the Registration Statement. We offer no opinion as to the validity of the original shares of common stock of Particle Drilling Technologies, Inc., a Delaware corporation

("PDTI—DE"), for which the shares of Common Stock were issued in conversion of shares of the constituent corporations to the transactions described in the Agreement and Plan of Reorganization. We further advise you that 3,381,538 shares of the Common Stock were issued by the Company upon the conversion of shares of Series A Convertible Preferred Stock issued by PDTI—DE. We offer no opinion as to the validity of the shares of Series A Convertible Preferred Stock issued by PDTI—DE for which shares of Common Stock were issued upon conversion thereof. We assume that the shares of common stock and Series A Convertible Preferred Stock of PDTI—DE were duly and validly issued. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

        We hereby consent:

  1.
  To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

  2.
  To the statements with reference to our firm made in the Registration Statement and the Registration Statement of the Company on Form S-1; and

  3.
  To the filing of this opinion as an exhibit to the Registration Statement.

        In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,
WOODBURN and WEDGE
By:	/s/ GREGG P. BARNARD Gregg P. Barnard

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  Exhibit 5.1